Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

among

PROJECT ATHENA HOLDING CORPORATION,

PROJECT ATHENA MERGER CORPORATION

and

INDUSTRIAL DISTRIBUTION GROUP, INC.

Dated as of February 20, 2008

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of February 20, 2008 (this “Agreement”), is by and among Project Athena Holding Corporation, a Delaware corporation (“Parent”), Project Athena Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Co”), and Industrial Distribution Group, Inc., a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of each of the Company, Parent and Merger Co deem it in the best interests of their respective companies and stockholders to consummate the merger (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, of Merger Co with and into the Company, and each such Board of Directors has adopted this Agreement (and, in the case of the Board of Directors of the Company (the “Company Board”), recommended that this Agreement be approved by the Company’s stockholders); and

WHEREAS, in order to induce Parent and Merger Co to enter into this Agreement, the directors and certain of the executive officers of the Company have entered into and delivered to Parent and Merger Co, concurrently with the execution and delivery of this Agreement, support agreements.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Co and the Company hereby agree, subject to the conditions herein contained, as follows:

ARTICLE I
THE MERGER

Section 1.01.   The Merger.  Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Co shall be merged with and into the Company, the separate corporate existence of Merger Co shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.02.   Closing. Unless this Agreement shall have been terminated in accordance with Section 8.01, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) will take place at 11:00 A.M., Eastern Time, on a date to be specified by the parties, which shall be no later than the second Business Day following the satisfaction or waiver of the conditions set forth in Article VII (other than those that by their terms are to be satisfied or waived at the Closing, but subject to satisfaction or waiver of those conditions), at the offices of Kilpatrick Stockton LLP, 1100 Peachtree Street, NE, Atlanta, Georgia  30309, unless another time, date and/or place is agreed to in writing by Parent and the Company (the date on which the Closing occurs, the “Closing Date”).

Section 1.03.    Effective Time.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the parties shall (a) file a certificate of merger in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL, in substantially the form attached hereto as Exhibit A (the “Certificate of Merger”), and (b) make all other filings or recordings required under the DGCL to effect the Merger.  The Merger shall become effective at such date and time as is specified in the Certificate of Merger.  The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

Section 1.04.    Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL and this Agreement.

Section 1.05.    Certificate of Incorporation; Bylaws.

(a)      Certificate of Incorporation.  At the Effective Time, the Certificate of Incorporation of Merger Co, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by law.

(b)              Bylaws. At the Effective Time, the Bylaws of Merger Co, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

Section 1.06.   Directors and Officers.  At the Effective Time, (a) the directors of Merger Co shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and (b) the officers of Merger Co shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

ARTICLE II
CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 2.01.   Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Co, the Company or the holders of any of the following securities, the following shall occur:

(a)              Conversion of Company Common Stock.  Each share of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) (all issued and outstanding shares of Company Common Stock being hereinafter collectively referred to as the “Shares”) issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 2.01(b) and any Dissenting Shares) shall be cancelled and shall be converted automatically into the right to receive $10.30 per share in cash, without interest (the “Per Share Merger Consideration”), payable in the manner provided in Section 2.04.  (The result of (i) the number of Shares entitled to payment pursuant to this Section 2.01(a) times (ii) the Per Share Merger Consideration is referred to herein from time to time as the “Merger Consideration”.)

(b)              Cancellation of Treasury Stock and Parent-Owned Stock.  Each Share held in the treasury of the Company and each Share directly owned by Parent, Merger Co or any direct or indirect wholly-owned subsidiary of Parent, Merger Co or the Company immediately prior to the Effective Time shall automatically be cancelled without any conversion thereof, and no payment or distribution shall be made with respect thereto.

(c)              Capital Stock of Merger Co.  Each share of common stock, par value $0.01 per share, of Merger Co issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.  Following the Effective Time, each certificate evidencing ownership of shares of Merger Co common stock shall evidence ownership of such shares of the Surviving Corporation.

(d)              Adjustments.  If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, stock dividend, subdivision, combination or exchange of shares with respect to, or rights issued in respect of, the Shares, the Per Share Merger Consideration shall be adjusted accordingly, without duplication, to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event.

Section 2.02.            Treatment of Options and Other Equity Awards.

(a)              Options.  As of the Effective Time, each option then outstanding to purchase shares of Company Common Stock (each, a “Company Stock Option”) granted under any plan, arrangement or agreement, including without limitation those set forth in Schedule 3.03(a) (collectively, the “Company Stock Option Plans”), regardless of whether vested or exercisable, shall fully vest and be deemed to be exercised and cancelled.  Each holder of a Company Stock Option with respect to which the exercise price therefor is less than the Per Share Merger Consideration (an “In-the-Money Option”) shall be entitled to receive, in consideration of the deemed exercise and cancellation of such In-the-Money Option, a payment of an amount of cash, without interest, equal to the product of (i) the total number of shares of Company Common Stock subject to such In-the-Money Option multiplied by (ii) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of such In-the-Money Option, less applicable Taxes, if any, required to be withheld with respect to such payment.  Any Company Stock Option that is not an In-the-Money Option shall not be entitled to any payment in respect thereof.

(b)              Restricted Shares.  As of the Effective Time, each Share then subject to vesting or other restrictions pursuant to any Company Stock Option Plan (collectively, “Restricted Shares”) shall become fully vested or unrestricted and shall be converted into the right to receive the Per Share Merger Consideration under Section 2.01(a), less any required withholding Taxes.

(c)              Company Action.  Prior to the Effective Time, the Company shall take or cause to be taken all actions necessary to (i) effectuate the treatment of the Company Stock Options and Restricted Shares set forth in this Section 2.02 (which shall include, with respect to Company Stock Options, delivery of at least 15 days’ prior written notice of the treatment described in Section 2.02(a)), and (ii) terminate each of the Company Stock Option Plans (in each case, to the extent not already terminated) effective as of or prior to the Effective Time.  Parent shall cause the Surviving Corporation to pay to the holders of the Company Stock Options the cash payments to which they are entitled pursuant to this Section 2.02 prior to the later of (x) five (5) Business Days following the Effective Time and (y) the next regularly scheduled payroll date of the Surviving Corporation.

Section 2.03.           No Further Rights; Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the records of the Company of Shares issued and outstanding immediately prior to the Effective Time.  From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by law.  On or after the Effective Time, any Certificates presented to the Paying Agent or Parent for any reason shall be cancelled against delivery of the Per Share Merger Consideration to which the holders thereof are entitled pursuant to Section 2.01(a), without interest.

Section 2.04.            Exchange of Certificates.

(a)              Paying Agent.  Prior to the Effective Time, Parent shall enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with a bank or trust company reasonably acceptable to the Company to act as agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”).  At the Closing, Parent shall deposit with the Paying Agent, for the benefit of the holders of Shares, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.01(a) (such cash being hereinafter referred to as the “Exchange Fund”).  The Exchange Fund shall not be used for any other purpose.  The Exchange Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that:  (i) no such investment or losses thereon shall affect the Per Share Merger Consideration payable to the holders of Company Common Stock entitled thereto, and, following any losses, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the stockholders of the Company in the amount of any such losses; and (ii) such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available).  Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation or Parent, as Parent directs.

(b)              Exchange Procedures for Shares.  As promptly as practicable, but no later than three (3) Business Days, after the Effective Time, Parent shall cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of Shares entitled to receive the Per Share Merger Consideration pursuant to Section 2.01(a):  (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (collectively, the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Merger Consideration.  Upon surrender to the Paying Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions (or, if such Shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such Shares on a book-entry account statement (it being understood that any references herein to “Certificates” shall be deemed to include references to book-entry account statements relating to the ownership of Shares)), the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash that such holder has the right to receive in respect of the Shares formerly represented by such Certificate pursuant to Section 2.01(a), and the Certificate so surrendered shall forthwith be cancelled.  In the event of a transfer of ownership of Shares that are not registered in the transfer records of the Company, payment of the Per Share Merger Consideration with respect thereto may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate representing such Shares is properly endorsed or otherwise in proper form for transfer, and the Person requesting such payment pays any transfer or other taxes required by reason of the payment of the Per Share Merger Consideration applicable to such Shares to a Person other than the registered holder of such Certificate or establishes to the reasonable satisfaction of Parent that such tax has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.04(b), each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration to which the holder of such Certificate is entitled pursuant to this Article II.  No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

(c)              Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Shares on the date that is six (6) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their respective claims for the Per Share Merger Consideration.  Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time that such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(d)              No Liability.  None of the Paying Agent, Parent, Merger Co or the Surviving Corporation shall be liable to any holder of Shares or Company Stock Options for any such Shares or Company Stock Options (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

(e)             Withholding Rights.  Each of the Paying Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of Shares or Company Stock Options such amounts as it is required to deduct and withhold with respect to such payment under all applicable Tax laws and pay such withholding amount over to the appropriate taxing authority.  To the extent that amounts are so properly withheld by the Paying Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Company Stock Options in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be.

(f)               Lost Certificates.  If any Certificate has been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen, defaced or destroyed Certificate the Per Share Merger Consideration to which the holder thereof is entitled pursuant to Section 2.01(a), without interest.

Section 2.05.            Appraisal Rights.

(a)              Treatment of Dissenting Shares.  Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Shares that are outstanding immediately prior to the Effective Time and that are held by any stockholder who is entitled to exercise, and who properly exercises, appraisal rights with respect to such Shares (the “Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL, shall not be converted into, exchangeable for or represent the right to receive, the Per Share Merger Consideration.  Any such stockholder shall instead be entitled to receive payment of the fair value of such stockholder’s Dissenting Shares in accordance with the provisions of Section 262 of the DGCL; provided, however, that all Dissenting Shares held by any stockholder who shall have failed to perfect or who otherwise shall have withdrawn, in accordance with Section 262 of the DGCL, or lost such stockholder’s rights to demand payment in respect of such Shares under Section 262 of the DGCL, shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, upon surrender of the Certificate or Certificates that formerly evidenced such Shares.  At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto other than as provided in Section 262 of the DGCL.

(b)              Notice and Participation.  The Company shall give Parent:  (i) prompt notice of any such demands received by the Company for payment for Dissenting Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company; and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands for payment under the DGCL.  The Company shall not, except with the prior written consent of Parent, make any payment or agree to make any payment with respect to any such demands for payment or offer to settle or settle any such demands.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Parent and Merger Co concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Co as follows:

Section 3.01.            Organization and Qualification; Subsidiaries.

(a)              Organization and Qualification.  Each of the Company and each subsidiary of the Company (each, a “Subsidiary”) is a corporation, limited partnership, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (except, in the case of good standing, for legal entities organized under the laws of any jurisdiction that does not recognize such concept) and has the requisite corporate or entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Each of the Company and each Subsidiary is duly qualified or licensed to do business, and is in good standing (where such concept is recognized and applicable), in each jurisdiction where the character of the properties owned, leased or operated by it, or the nature of its business, makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each of the jurisdictions where the character of the properties owned, leased or operated by the Company or a Subsidiary, or the nature of its business, makes such qualification or licensing necessary, is set forth in Schedule 3.01(a).

(b)              List of Subsidiaries.  A true and complete list of all Subsidiaries of the Company is set forth in Schedule 3.01(b), together with a description of each Subsidiary’s (i) jurisdiction of organization, (ii) outstanding capital stock (or other equity, membership, partnership or economic interest) and the holders thereof, and (iii) officers and directors.  Except as set forth in Schedule 3.01(b), neither the Company nor any Subsidiary directly or indirectly owns, beneficially or of record, any capital stock (or other equity, membership, partnership or economic interest) in any Person.

(c)              The term “Material Adverse Effect” means any change, circumstance, effect, event or occurrence that is or would be reasonably likely to be, individually or in the aggregate, materially adverse to the assets, liabilities, business, financial condition or results of operations of the Company and the Subsidiaries taken as a whole, other than any such change, circumstance, effect, event or occurrence that the Company is able to demonstrate resulted directly from (i) changes in general economic conditions affecting any geographic market in which the Company operates, (ii) general changes or developments in the industries in which the Company or the Subsidiaries operate, (iii) the announcement of this Agreement and the transactions contemplated hereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company or the Subsidiaries to the extent due to the announcement or performance of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, (iv) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the Merger, or (v) changes in any tax laws or regulations or applicable accounting regulations or principles, unless, in the case of the foregoing clauses (i), (ii) and (v), such changes referred to therein have a materially disproportionate effect on the Company and the Subsidiaries taken as a whole relative to other participants in the industries or markets, as the case may be, in which the Company and the Subsidiaries operate.

Section 3.02.           Charter Documents.  The Company has made available to Parent a complete and correct copy of the certificate of incorporation and the bylaws (or comparable organizational or charter documents), each as amended to date, of the Company and each Subsidiary.  Such certificate of incorporation and bylaws (or comparable organizational or charter documents) are in full force and effect.  Neither the Company nor any Subsidiary is in violation of any of the provisions of its certificate of incorporation or bylaws (or comparable organizational or charter documents).

Section 3.03.            Capitalization.

(a)              Generally.  The authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.10 per share (“Company Preferred Stock”).  As of February 19, 2008 (the “Measurement Date”), (i) 10,288,731 shares of Company Common Stock are issued and outstanding (excluding shares of Company Common Stock held in the treasury of the Company), all of which are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (ii) 0 shares of Company Common Stock are held in the treasury of the Company, (iii) no shares of Company Common Stock are held by the Subsidiaries, and (iv) 1,082,070 shares of Company Common Stock are reserved for future issuance in connection with the Company Stock Option Plans (including shares reserved pursuant to outstanding Company Stock Options).  Since the Measurement Date through the date of this Agreement, other than in connection with the issuance of Shares pursuant to the exercise of Company Stock Options outstanding as of the Measurement Date, there has been no change in the number of shares of outstanding capital stock of the Company or the number of outstanding Company Stock Options.  Schedule 3.03(a) sets forth, as of the Measurement Date, the number of shares of Company Common Stock issuable upon exercise of outstanding Company Stock Options granted under each Company Stock Option Plan and the holder, expiration date and exercise price for each.  No shares of Company Preferred Stock are issued and outstanding.

(b)             Other Rights.  Except as set forth in Section 3.03(a) and except for the rights (the “Rights”) issued pursuant to the Rights Agreement, dated as of August 28, 2000 (the “Company Rights Agreement”), between the Company and American Stock Transfer & Trust Company, a New York corporation, as rights agent, in respect of which no Distribution Date (as defined in the Company Rights Agreement) has occurred, there are no (i) subscriptions, calls, contracts, options, warrants or other rights, agreements, arrangements, understandings, restrictions or commitments of any character to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company or any Subsidiary, (ii) securities of the Company or securities convertible, exchangeable or exercisable for shares of capital stock or voting securities of the Company, or (iii) equity equivalents, restricted stock units, stock appreciation rights, phantom stock, ownership interests in the Company or any Subsidiary or similar rights.  All shares of Company Common Stock subject to issuance in connection with the Company Stock Option Plans (all of which are reflected on Schedule 3.03(a)) upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights.  There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding securities of the Company or any Subsidiary, to vote or to dispose of any shares of Company Common Stock or any capital stock of any Subsidiary or to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other Person.  None of the Company or any Subsidiary is a party to any stockholders’ agreement, voting trust agreement or registration rights agreement relating to any equity securities of the Company or any Subsidiary or any other Contract relating to disposition, voting or dividends with respect to any equity securities of the Company or of any Subsidiary.  No dividends on the Company Common Stock have been declared or have accrued from December 31, 2006 through the date hereof.  To the knowledge of the Company, all of the Shares have been issued by the Company in compliance with applicable federal securities laws.

(c)              Validity of Issuance.  Each outstanding share of capital stock (or other equity interest) of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and was issued free of preemptive (or similar) rights, and each such share is owned by the Company or another Subsidiary free and clear of all options, rights of first refusal, agreements, limitations on the Company’s or any Subsidiary’s voting, dividend or transfer rights, charges and other encumbrances or Liens of any nature whatsoever.

Section 3.04.            Corporate Authority Relative to This Agreement.

(a)              Corporate Authority.  The Company has all necessary corporate power and authority to execute and deliver this Agreement, and, subject to the receipt of Stockholder Approval, to consummate the Merger and the other transactions contemplated by this Agreement (the “Other Contemplated Transactions”) to be consummated by the Company.

(b)             Approval of Agreement by Company Board.  The execution and delivery of this Agreement and the consummation of the Merger and the Other Contemplated Transactions have been duly and validly authorized by the Company Board, pursuant to the recommendation of the Strategic Alternatives Review Committee of the Company Board (the “Independent Committee”) and, except for (i) Stockholder Approval and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the Merger and the Other Contemplated Transactions.  The Independent Committee has determined and resolved (i) that the Merger is fair to, and in the best interests of, the Company and its stockholders and (ii) to recommend that the Company Board approve this Agreement, propose this Agreement to the Company’s stockholders for adoption thereby and recommend that the Company’s stockholders adopt this Agreement and the transactions contemplated hereby (the “Independent Committee Recommendation”).  The Company Board has determined and resolved (i) that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) to propose this Agreement for adoption by the Company’s stockholders, and (iii) to recommend that the Company’s stockholders adopt this Agreement and the transactions contemplated by this Agreement (the “Company Board Recommendation” and, together with the Independent Committee Recommendation, the “Recommendation”), all of which determinations and resolutions have not been rescinded, modified or withdrawn in any way as of the date of this Agreement.  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Co, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(c)              Required Stockholder Vote.  The only vote of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement or consummate the Merger is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement (the “Stockholder Approval”).

Section 3.05.            No Conflict; Required Filings and Consents.

(a)             No Conflict.  The execution and delivery by the Company of this Agreement does not, and, except as described in Schedule 3.05(a), the consummation of the Merger and the Other Contemplated Transactions and compliance with the provisions of this Agreement will not, (i) result in any violation of, conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, amendment, cancellation or acceleration of any obligation or to the loss of a benefit under, or require any consent, waiver, approval, authorization or permit of, action by, registration, declaration or filing with or notification to any Person pursuant to, any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, sublease, assignment of lease or occupancy agreement, contract, obligation, arrangement, understanding, undertaking, instrument, permit, franchise or license agreement, or other material agreement, whether oral or written (collectively, “Contracts”) binding upon the Company or any of the Subsidiaries, or to which any of them is a party or any of their respective properties or assets are bound, or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities, options, rights of first refusal, or charges of any kind whatsoever (including any limitation on voting, sale, transfer or other disposition, or exercise of any other attribute of ownership) (each, a “Lien”) upon any of the Shares or any of the properties or assets of the Company or any of the Subsidiaries; (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational or charter document, in each case as amended, of the Company or any of the Subsidiaries; or (iii) except as described in Section 3.05(b), conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, modification, amendment, cancellation, acceleration, loss or Lien that would not have, individually or in the aggregate, a Material Adverse Effect.

(b)              Consents and Approvals.  Other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (ii) such filings as are required pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) the filing of a pre-merger notification form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iv) any filings required to be made with the Nasdaq Global Market, Inc. (“Nasdaq”), and (v) the approvals set forth on Schedule 3.05(b) (collectively, the “Company Approvals”), and subject to the accuracy of the representations and warranties of Parent and Merger Co in Section 4.03 hereof, no authorization, consent, permit, action or approval of, or filing with, or notification to, any United States federal, state or local or foreign government or regulatory agency, commission, court, body, entity, arbitral panel or authority (each, a “Governmental Entity”) is necessary, under applicable Law, in connection with the execution, delivery and performance of this Agreement or the consummation by the Company of the Merger and Other Contemplated Transactions, except for authorizations, consents, permits, actions, approvals, notifications or filings that, if not obtained or made, would not have, individually or in the aggregate, a Material Adverse Effect.

Section 3.06.            Permits; Compliance.

(a)              Permits.  Each of the Company and each Subsidiary is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for each such entity to own, lease and operate its properties or to carry on its business as it is now being conducted (collectively, the “Company Permits”), except where the failure to have, or the suspension or cancellation of, any Company Permit would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  To the knowledge of the Company, neither it nor any Subsidiary has received any written notification from any Governmental Entity threatening to revoke any material Company Permit.  Notwithstanding anything contained in this Section 3.06(a), no representation or warranty shall be deemed to be made in this Section 3.06(a) in respect of the matters specifically covered in Section 3.15.

(b)              Compliance with Law.  The Company and each Subsidiary is, and since January 1, 2007 has been, in compliance with any Law applicable to such entity or by which any property or asset of such entity is bound or affected, except (i) where the failure to be in such compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (ii) for compliance with Environmental Law, which compliance is covered exclusively in Section 3.15.

(c)              Compliance with the Sarbanes-Oxley Act.  The Company and, to the knowledge of the Company, each of its officers and directors are in compliance with, and have complied in all material respects with, all applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

(d)              Compliance with Economic and Trade Sanctions.  (i) Each of the Company and the Subsidiaries is in material compliance with United States and international economic and trade sanctions, including those administered by the Office of Foreign Asset Control (“OFAC”) within the United States Department of Treasury; and (ii) each of the Company and the Subsidiaries is in material compliance with the anti-boycott regulations administered by the United States Department of Commerce, the Foreign Corrupt Practices Act, and all laws and regulations administered by the Bureau of Customs and Border Protection in the United States Department of Homeland Security.

(e)              Compliance with OFAC Listings.  To the knowledge of the Company, no director, officer or employee of the Company or any of the Subsidiaries is identified on any of the following documents:  (i) the OFAC list of “Specially Designated Nationals and Blocked Persons” (“SDNs”); (ii) the Bureau of Industry and Security of the United States Department of Commerce “Denied Persons List”; or (iii) the Office of Defense Trade Controls of the United States Department of State “List of Debarred Persons”.  Neither the Company nor any of the Subsidiaries are involved in business arrangements or otherwise engage in transactions with or involving sanctioned countries or SDNs in violation of the regulations maintained by the OFAC.

Section 3.07.            SEC Filings; Financial Statements; Undisclosed Liabilities.

(a)              SEC Filings.  The Company has filed all forms, reports, statements, schedules and other documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2007 (collectively, the “SEC Reports”).  The SEC Reports (i) were prepared in accordance with all of the then material applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, the Sarbanes-Oxley Act and, in each case, the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, or in the case of registration statements and proxy statements as of the respective dates of effectiveness or mailing thereof, as applicable, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (including any financial statements or other documentation incorporated by reference therein).  No Subsidiary is required to file any form, report or other document with the SEC.

(b)              Financial Statements.  Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments and, in the case of any pro forma financial statements, to the qualifications stated therein).  All of the Subsidiaries are consolidated for accounting purposes.

(c)              No Undisclosed Liabilities.  Neither the Company nor any of the Subsidiaries has any liabilities of a nature required by GAAP to be reflected in a consolidated balance sheet or the notes thereto, except liabilities that (i) are accrued or reserved against in the most recent financial statements or the notes thereto included in the SEC Reports filed prior to the date hereof, (ii) were incurred in the ordinary course of business since the date of such financial statements or otherwise in accordance with Section 5.01, (iii) are incurred pursuant to or as expressly contemplated by this Agreement, (iv) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business consistent with past practice, or (v) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.08.            Absence of Certain Changes or Events.

(a)              Material Adverse Effect.  Since September 30, 2007, there has not been any Material Adverse Effect in the business of the Company and the Subsidiaries.

(b)              Certain Changes or Events.  Since September 30, 2007 and prior to the date hereof, except as expressly contemplated by this Agreement, (i) the Company and the Subsidiaries have conducted their businesses only in the ordinary course of business and in a manner consistent with past practice, and (ii) neither the Company nor any Subsidiary has:  (A) suffered any damage, destruction or loss (regardless of whether covered by insurance), other than in the ordinary course of business, that has had or would be reasonably expected to have a Material Adverse Effect; or (B) taken any action that would be prohibited by Section 5.01 if taken after the date hereof.

Section 3.09.           Absence of Litigation.  Schedule 3.09 lists each litigation, suit, claim, action, proceeding, hearing, arbitration, petition or investigation (an “Action”) pending or, to the knowledge of the Company, threatened in writing against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any Governmental Entity or arbitrator.  As of the date of this Agreement, to the knowledge of the Company, no executive officer or director of the Company is a defendant in any Action in connection with his or her status as an executive officer or director of the Company or any Subsidiary.  Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity.

Section 3.10.            Employee Benefit Plans.

(a)              Benefit Plans.  Schedule 3.10(a) lists:  (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, stay or other benefit plans, programs or arrangements; and (ii) all employment, termination, severance, retention, stay or other contracts, agreements or commitments to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has or may reasonably be expected to have any material obligation or that are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, consultant, officer or director of the Company or any Subsidiary (collectively, the “Plans”).  The Company has made available to Parent a complete and correct copy (where applicable) of (A) each Plan (or, where a Plan has not been reduced to writing, a summary of all material Plan terms of such Plan), (B) each trust or funding arrangement prepared in connection with each such Plan, (C) the most recently filed annual report on Internal Revenue Service (“IRS”) Form 5500, (D) the most recently received IRS determination letter for each such Plan, (E) the most recently prepared actuarial report and financial statement in connection with each such Plan, and (F) the most recent summary plan description, any summaries of material modifications and employee handbooks.

(b)              Pension Plans; Multiemployer Plans.  None of the Company or any Subsidiary or any other Person that, together with the Company or any Subsidiary, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the United States Internal Revenue Code of 1986, as amended (the “Code”) (each, together with the Company and any Subsidiary, an “ERISA Affiliate”), has now or at any time within the past three years (and in the case of any such other Person, only during the period within the past three years that such other Person was an ERISA Affiliate) contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”); or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which an ERISA Affiliate would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”).

(c)              Change in Control Agreements.  Schedule 3.10(c) lists each Plan (each, a “Change in Control Agreement”) that would reasonably be expected to result in the payment to any present or former employee, director or consultant of the Company or any Subsidiary of any money or other property or accelerate or provide any other rights or benefits to any current or former employee, director or consultant of the Company or any Subsidiary as a result of the consummation of the Merger or any other transaction contemplated by this Agreement (whether alone or in connection with any other event).  Except as set forth on Schedule 3.10(c), there is no contract, plan or arrangement (written or otherwise) covering any current or former employee of the Company or any Subsidiary that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

(d)              Qualified Plans.  Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that the Plan is so qualified or has adopted a prototype plan with an IRS opinion letter, and, to the knowledge of the Company, no fact or circumstance exists that would reasonably be expected to result in the revocation of such letter.

(e)               Compliance.  Each Plan has been established and administered in accordance with its terms, and in material compliance with the applicable provisions of ERISA, the Code and other applicable laws.

(f)               Actions.  With respect to any Plan, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, (ii) to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Entity is pending, in progress or, to the knowledge of the Company, threatened.

Section 3.11.           Labor and Employment Matters.  Except as set forth on Schedule 3.11, neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union agreements applicable to persons employed by the Company or any Subsidiary, nor to the knowledge of the Company, are there any formal activities or proceedings of any labor union to organize any such employees.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any other Governmental Entity or any current union representation questions involving employees of the Company or any Subsidiary.  There is no strike, controversy, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threatened in writing, by or with respect to any employees of the Company or any Subsidiary.

Section 3.12.            Real Property.

(a)              Owned Real Property.  Schedule 3.12(a) lists each parcel of real property owned by the Company or any Subsidiary (the “Owned Real Property”).  The Company or any Subsidiary has good, valid and marketable title to all of the Owned Real Property, in each case free and clear of all Liens, other than (i) Liens for current taxes and assessments not yet past due, (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress, (iii) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, and (iv) all Liens and other imperfections of title (including matters of record) and encumbrances that do not materially interfere with the conduct of the business of the Company and the Subsidiaries, taken as a whole, or, individually or in the aggregate, have a Material Adverse Effect (collectively, “Permitted Liens”).

(b)              Leased Real Property.  Schedule 3.12(b) lists by address each parcel or tract of real property leased or subleased by the Company or any Subsidiary that is currently used or held for use in the conduct of the business of the Company and the Subsidiaries (collectively, the “Leased Real Properties”), with the name of the lessor and the title and date of the lease or sublease, any guaranty given by the Company or any Subsidiary in connection therewith and each material amendment to any such lease or sublease.  Except as set forth on Schedule 3.12(b), each of the Leased Real Properties is subject to a written lease or sublease to which the Company or a Subsidiary, as applicable, is party as a lessee or sublessee (each, a “Real Property Lease”), and all such Real Property Leases are valid and in full force and effect, in accordance with their terms.  There is not, with respect to any Real Property Lease:  (i) any default by the Company or a Subsidiary, as the case may be, or any event of default or event that with notice or lapse of time, or both, would constitute a default by the Company or a Subsidiary, as the case may be; or (ii) to the knowledge of the Company, any existing default by any other party to any Real Property Lease, or event of default or event that with notice or lapse of time, or both, would constitute a default by any other party to any Real Property Lease.

(c)              Use of Real Property.  Neither the Company nor any Subsidiary occupies or uses, or has any inventory located at, any parcel or tract of real property other than (i) the Owned Real Property, (ii) the Leased Real Properties and (iii) the real properties listed on Schedule 3.12(c) (which listing shall include the address thereof and the name of the owner or lessee or sublessee thereof, and shall identify the use thereof, e.g., customer location, bailee, warehouseman, etc.).

Section 3.13.           Intellectual Property.  Except as set forth on Schedule 3.13:  (a) the Company and the Subsidiaries own (free and clear of all Liens other than Permitted Liens) or have the right to use all patents, inventions, copyrights, software, trademarks, service marks, brand names, logos, domain names, trade dress, trade secrets, know-how, confidential or proprietary information (and all applications, registrations, continuations, divisionals, renewals and reissues relating thereto) and all other intellectual property rights of any kind or nature arising under U.S. or foreign law (“Intellectual Property”) as are necessary or appropriate and material for their businesses as currently conducted; (b) to the knowledge of Company, such Intellectual Property does not infringe, dilute or misappropriate the Intellectual Property of any third party and is not being infringed, misappropriated or diluted by any third party; (c) neither the Company nor any of the Subsidiaries is a party to any claim, suit or other action, and to the knowledge of the Company, no claim, suit or other action is threatened, that challenges the validity, enforceability, ownership, or right to use, sell or license their Intellectual Property; and (d) to the knowledge of the Company, neither the Company or any of the Subsidiaries have suffered any material violation of the security of their systems or software.

Section 3.14.            Taxes.

(a)              Payment and Filings.  Except as set forth on Schedule 3.14, (i) the Company and the Subsidiaries have timely filed or caused to be filed or will timely file or cause to be filed (taking into account any extension of time to file granted or obtained) all Tax Returns required to be filed by them, and any such filed Tax Returns are true, correct and complete; (ii) the Company and the Subsidiaries have timely paid or will timely pay any Taxes due and payable, except to the extent that such Taxes are being contested in good faith and for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP; and (iii) without taking into account any transactions contemplated by this Agreement and based upon activities to date, adequate reserves in accordance with GAAP have been established by the Company and the Subsidiaries for all Taxes not yet due and payable in respect of taxable periods ending on the date hereof.  All material amounts of Tax required to be withheld by the Company and the Subsidiaries have been or will be timely withheld and paid over to the appropriate Governmental Entity.

(b)              Deficiencies; Liens.  No deficiency for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing against the Company or any Subsidiary (or, to the knowledge of the Company, has been threatened or proposed), except for deficiencies that have been satisfied by payment, settled or been withdrawn or that are being contested in good faith and are Taxes for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP.  There are no liens for a material amount of Taxes, other than liens for current Taxes and assessments not yet past due or that are being contested in good faith and for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP, on the assets of the Company or any Subsidiary.

(c)              Audits and Examinations.  (i) There are no pending or, to the knowledge of the Company, threatened audits, examinations, investigations or other proceedings in respect of a material amount of Taxes of the Company or any Subsidiary with respect to which the Company or a Subsidiary has been notified in writing; and (ii) neither the Company nor any Subsidiary has waived any statute of limitations in respect of a material amount of Taxes or agreed to any extension of time with respect to an assessment or deficiency for a material amount of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(d)              Tax Sharing.  Neither the Company nor any Subsidiary is a party to any indemnification, allocation or sharing agreement with respect to Taxes (other than agreements among the Company and the Subsidiaries and other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which does not relate to Taxes).

(e)              Listed Transactions.  Neither the Company nor any Subsidiary is required to make any disclosure to the Internal Revenue Service with respect to a “listed transaction” pursuant to Section 1.6011-4(b)(2) of the Treasury Regulations promulgated under the Code.

(f)              Tax Matters Definitions.  For purposes of this Agreement:

  (i)           “Tax” or “Taxes” means any and all federal, state, local and foreign income, gross receipts, payroll, employment, excise, stamp, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum, estimated, or other taxes (together with interest, penalties and additions to tax imposed with respect thereto) imposed by any Governmental Entity.

  (ii)           “Tax Returns” means returns, declarations, claims for refund, or information returns or statements, reports and forms relating to Taxes filed or required to be filed with any Governmental Entity (including any schedule or attachment thereto) with respect to the Company or the Subsidiaries, including any amendment thereof.

Section 3.15.            Environmental Matters.

(a)              Compliance with Environmental Laws.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:  (i) none of the Company or any of the Subsidiaries is in violation of any applicable Environmental Law or, except for any violation that has been fully resolved, has violated in the past any applicable Environmental Law; (ii) there is and has been no release of Hazardous Substances that requires response action under applicable Environmental Law at, on or under any of the properties currently owned, leased or operated or, to the knowledge of the Company, otherwise occupied by the Company or any of the Subsidiaries or, during the period of the Company’s or the Subsidiaries’ ownership, lease or operation thereof, formerly owned, leased or operated by the Company or any of the Subsidiaries, that would reasonably be expected to result in a liability to the Company or any of the Subsidiaries; (iii) the Company and the Subsidiaries have obtained and are in compliance with all required Environmental Permits and, except for any noncompliance that has been fully resolved, have been in the past in compliance with such permits; and (iv) there are no written claims or notices pending or, to the knowledge of the Company, issued to or threatened against the Company or any of the Subsidiaries alleging violations of or liability under any Environmental Law or otherwise concerning the release or management of Hazardous Substances.

(b)           Environmental Matters Definitions.  For purposes of this Agreement:

  (i)           “Environmental Laws” means any laws (including common law) of the United States or any state or local Governmental Entity within the United States, relating to:  (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage, emission, discharge or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment or of human health and safety as such is affected by Hazardous Substances or materials containing Hazardous Substances.

  (ii)          “Environmental Permits” means any permit, license, registration, approval, notification or any other authorization required pursuant to applicable Environmental Law.

  (iii)         “Hazardous Substances” means:  (A) those substances, materials or wastes defined as toxic, hazardous, acutely hazardous, pollutants or contaminants in, or regulated under, the following United States federal statutes and any analogous foreign or state statutes, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; and (D) polychlorinated biphenyls, asbestos, molds that would reasonably be expected to have an adverse effect on human health and urea formaldehyde foam insulation.

Section 3.16.            Material Contracts.

(a)              Status of Material Contracts.  Except as set forth on Schedule 3.16, (i) each Material Contract is a legal, valid and binding obligation of the Company or a Subsidiary, as applicable, in full force and effect and enforceable against the Company or a Subsidiary in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity; (ii) the Company has not received written notice, and has no reason to believe, that any Material Contract is not a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms; (iii) neither the Company nor any of the Subsidiaries is and, to the Company’s knowledge, no counterparty is in breach or violation of, or default under, any Material Contract; (iv) none of the Company or any of the Subsidiaries have received any claim of default under any Material Contract; and (v) to the Company’s knowledge, no event has occurred that would result in a breach or violation of, or a default under, any Material Contract (in each case, with or without notice or lapse of time or both).

(b)              Listing of Material Contracts.  For purposes of this Agreement, the term “Material Contract” means any of the following Contracts (together with all amendments, supplements, exhibits and schedules thereto) to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties or assets are bound or affected as of the date hereof:

   (i)         any limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and the Subsidiaries, taken as a whole, other than any such limited liability company, partnership or joint venture that is a Subsidiary and which has been made available to Parent pursuant to Section 3.02;

   (ii)         any Contract (other than with or between or among consolidated Subsidiaries) relating to (A) indebtedness for borrowed money and having an outstanding principal amount in excess of $500,000 or (B) conditional sale arrangements, obligations secured by a Lien, or interest rate or currency hedging activities, in each case in connection with which the aggregate actual or contingent obligations of the Company or a Subsidiary, as the case may be, under such Contract are greater than $500,000;

   (iii)        any Contract filed or required to be filed as an exhibit to the Company’s registration statements under the Securities Act or periodic or current reports under the Exchange Act pursuant to items (1), (2), (4), (9), (10) or (99) of the Exhibit Table to Item 601 of Regulation S-K under the Securities Act, other than Plans disclosed in Schedule 3.10(a);

   (iv)       any Contract that purports to limit the right of the Company or the Subsidiaries (A) to engage or compete in any line of business or (B) to compete with any Person or operate in any location in any respect material to the business of the Company and the Subsidiaries, taken as a whole;

   (v)        any Contract that has resulted in, or would be reasonably likely over a twelve (12) month period to result in, aggregate payments to the Company and any Subsidiary under such Contract of more than $200,000 that (A) contains most favored customer pricing provisions or (B) grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any Person;

   (vi)       any Contract for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person for aggregate consideration under such Contract in excess of, individually or in the aggregate with all such other Contracts, $1,000,000 with respect to which the Company or any Subsidiary has any remaining liabilities or obligations of any nature;

   (vii)       any Contract that by its terms calls for aggregate payments by the Company and any Subsidiary under such Contract of more than $1,000,000 over the remaining term of such Contract;

   (viii)     any Contract with an executive officer or director of the Company (or, other than on arm’s length terms in the ordinary course of business, any Person in which such executive officer or director, or to the knowledge of the Company, any immediate family member of such executive officer or director, has over a 10% interest) or between or among the Company or a Subsidiary, on the one hand, and any of their respective affiliates (other than the Company or any Subsidiary), on the other hand, that involves amounts of more than $100,000;

   (ix)        any Contract that has resulted in, or would be reasonably likely over a twelve (12)-month period to result in, aggregate payments to the Company and any Subsidiary under such Contract of more than $3,000,000 from any customer of the flexible procurement solutions business of the Company and the Subsidiaries (the “FPS Customers”) or more than $500,000 from any customer of the maintenance, repair, operating and products business of the Company and the Subsidiaries (the “MROP Customers”) over a twelve (12)-month period, or that is not terminable at will by the Company on ninety (90) days’ notice or less without penalty; and

   (x)         any Contract required to be identified in Schedule 3.10(a) or Schedule 3.12(b).

Set forth in Schedule 3.16(b), as of the date hereof, is a true and complete list of the Material Contracts described in subsections (i) through (vii), (viii) (other than employment Contracts) and (ix) above, except for Material Contracts filed prior to the date hereof as an exhibit to an SEC Report.

Section 3.17.           Insurance.  With respect to each insurance policy owned or held by the Company and each Subsidiary, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:  (a) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (b) neither the Company nor any Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (c) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; and (d) no written or, to the knowledge of the Company, oral notice of cancellation or termination has been received other than in connection with ordinary renewals.  Schedule 3.17 lists all of the insurance policies of the Company and the Subsidiaries and the material terms thereof.

Section 3.18.           Company Rights Agreement.  The Company has taken all action necessary to prevent the execution and delivery of this Agreement and consummation of the Merger and the Other Contemplated Transactions from resulting in the grant of any rights to any Person under the Company Rights Agreement or enabling or requiring the Rights therein to be exercised, distributed or triggered.

Section 3.19.           Takeover Statutes.  Assuming the accuracy of the representations and warranties of Parent and Merger Co set forth in Article IV, no “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States (collectively, the “Takeover Laws”) applicable to the Company is applicable to the Merger or the Other Contemplated Transactions.

Section 3.20.           Affiliate Transactions.  There are no transactions, agreements, arrangements or understandings between (a) the Company or any of the Subsidiaries, on the one hand, and (b) any affiliate of the Company (other than any of the Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act that has not been disclosed in the Company’s Proxy Statement for its 2007 Annual Meeting of Stockholders (such transactions referred to herein as “Affiliate Transactions”).

Section 3.21.            Customers and Suppliers.

(a)              Customers.  Schedule 3.21(a) sets forth a true, correct and complete list of the twenty (20) largest FPS Customers and the twenty (20) largest MROP Customers, in each case based on revenues for the 12-month period ended December 31, 2007, respectively, together with the volume of revenue derived from such customers during such period.  No such customer, nor any other material customer of the Company and the Subsidiaries (collectively, “Customers”) has cancelled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its relationship with the Company or any Subsidiary.  No Customer has notified the Company or any Subsidiary of its intention to decrease or materially limit the purchase of services, supplies or materials sold or furnished by the Company or such Subsidiary to such Customer, or to re-negotiate pricing, close or change the location of any site, or otherwise materially and adversely change the relationship between the parties.

(b)              Suppliers.  Schedule 3.21(b) sets forth a true, correct and complete list of the twenty (20) largest suppliers or vendors of both the flexible procurement systems business and the maintenance, repair, operating and production business of the Company and the Subsidiaries, in each case based on payables for the 12-month period ended December 31, 2007, together with the volume of payables to such suppliers or vendors during such period.  No such vendor or supplier, nor any other material vendor or supplier of the Company and the Subsidiaries (collectively, “Suppliers”) has cancelled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its relationship with the Company or any Subsidiary.  No Supplier has notified the Company or any Subsidiary of its intention to decrease or materially limit the services, supplies or materials sold or furnished to the Company or such Subsidiary by such Supplier, or to re-negotiate pricing or otherwise materially and adversely change the relationship between the parties.

Section 3.22.           Guarantees, Bonds and Letters of Credit.  Schedule 3.22 sets forth a complete and accurate list of all guarantees, performance bonds, surety bonds, standby letters of credit and similar arrangements that (a) are issued and outstanding in support of the business of the Company and the Subsidiaries, or (b) that would or could be required to be issued under any proposals, bids or other commitments outstanding as of the date hereof, in each case indicating the contract or agreement or situation requiring the provision thereof, together with the issuer, amount, principal terms and conditions, beneficiaries and expiration date thereof (or, in the case of bonds, letters of credit and similar arrangements that may be required under pending proposals, bids or other commitments outstanding as of the date hereof, the anticipated amount, principal terms and conditions, beneficiaries and term thereof).

Section 3.23.           Opinion of Financial Advisor.  The Company has received the opinion of Robert W. Baird & Co. Incorporated to the effect that, as of the date of the opinion and subject to the matters referred to therein, the Per Share Merger Consideration to be received by the holders of Shares pursuant to this Agreement is fair to such holders from a financial point of view.

Section 3.24.           Brokers.  No broker, finder or investment banker other than Robert W. Baird & Co. Incorporated is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER CO

Parent and Merger Co hereby jointly and severally represent and warrant to the Company that:

Section 4.01.           Organization.  Each of Parent and Merger Co is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or Other Contemplated Transactions, or otherwise prevent or materially delay Parent or Merger Co from performing their respective obligations under this Agreement.

Section 4.02.           Authority Relative to This Agreement.  Parent and Merger Co have all necessary corporate or other power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the Merger.  The execution, delivery and performance of this Agreement by Parent and Merger Co, and the consummation by them of the Merger, have been duly and validly authorized by all necessary corporate or other action, and no other corporate or other proceedings on the part of Parent or Merger Co are necessary to authorize this Agreement or to consummate the Merger or Other Contemplated Transactions.  This Agreement has been duly and validly executed and delivered by each of Parent and Merger Co and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Co, enforceable against each of them in accordance with its terms.

Section 4.03.            No Conflict; Required Filings and Consents.

(a)              No Conflict.  The execution and delivery by Parent and Merger Co of this Agreement does not, and the consummation of the Merger and the Other Contemplated Transactions and compliance with the provisions of this Agreement will not, (i) result in any violation of, conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, amendment, cancellation or acceleration of any obligation or to the loss of a benefit under, or require any consent, waiver, approval, authorization or permit of, action by, registration, declaration or filing with or notification to any Person pursuant to, any Contract binding upon Parent or Merger Co, or to which any of them is a party or any of their respective properties or assets are bound, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Co; (ii) conflict with or result in any violation of any provision of the Certificate or Articles of Incorporation or bylaws or other equivalent organizational or charter document, in each case as amended, of Parent or Merger Co; or (iii) except as described in Section 3.05(b), conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, modification, amendment, cancellation, acceleration, loss or Lien that would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or otherwise prevent or materially delay Parent or Merger Co from performing its respective material obligations under this Agreement.

(b)              Consents and Approvals.  Other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (ii) such filings as are required pursuant to the Exchange Act and (iii) the filing of a pre-merger notification form pursuant to the HSR Act (collectively, the “Parent Approvals”), and subject to the accuracy of the representations and warranties of the Company and the Subsidiaries in Section 3.05 hereof, no authorization, consent, permit, action or approval of, or filing with, or notification to, any Governmental Entity is necessary, under applicable Law, in connection with the execution, delivery and performance of this Agreement or the consummation by Parent and Merger Co of the transactions contemplated by this Agreement, except for authorizations, consents, permits, actions, approvals, notifications or filings that, if not obtained or made, would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or otherwise prevent or materially delay Parent or Merger Co from performing its respective material obligations under this Agreement.

Section 4.04.           Absence of Litigation.  As of the date of this Agreement, there is no Action pending or, to the knowledge of the officers of each of Parent and Merger Co, threatened, against Parent, Merger Co or any of their respective affiliates before any Governmental Entity that would or seeks to materially delay or prevent the consummation of the Merger and Other Contemplated Transactions.  As of the date of this Agreement, neither Parent, Merger Co nor any of their respective affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the officers of each of Parent and Merger Co, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity that would or seeks to materially delay or prevent the consummation of the Merger and Other Contemplated Transactions.

Section 4.05.           Operations of Merger Co.  Merger Co is a direct, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

Section 4.06.           Financing.  Parent will have at Closing cash or existing borrowing facilities or firm-financing commitments that together are sufficient to enable it to pay the Merger Consideration and to consummate the transactions contemplated hereby, and Parent has concurrently herewith furnished to the Company an equity commitment letter from certain affiliates of Parent.

Section 4.07.           Capitalization of Merger Co.  As of the date of this Agreement, the authorized capital stock of Merger Co consists of 1,000 shares of common stock, par value $0.01 per share, 100 of which are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Co is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned subsidiary of Parent.  Merger Co has outstanding no option, warrant, right, or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Co.  Merger Co has not conducted any business prior to the date of this Agreement and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the Other Contemplated Transactions.

Section 4.08.           No Vote of Parent Stockholders.  No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, or the Certificate or Articles of Incorporation or bylaws, or similar organizational or charter documents, of Parent, in order for Parent to consummate the transactions contemplated by this Agreement.

Section 4.09.           Finders or Brokers.  Neither Parent nor any of its subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement that is entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.10.           Lack of Ownership of Company Common Stock.  Neither Parent nor any of its subsidiaries beneficially owns, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock.  There are no voting trusts or other agreements, arrangements or understandings to which Parent or any of its subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of the Subsidiaries, nor are there any agreements, arrangements or understandings to which Parent or any of its subsidiaries is a party with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the capital stock or other equity interest of the Company or any of the Subsidiaries.  Neither Parent nor Merger Co, nor any of their affiliates or associates has been an “interested stockholder” of the Company within the last three years prior to the date of this Agreement as such term is used in Section 203 of DGCL.

Section 4.11.            No Additional Representations.

(a)              Parent acknowledges that, to its knowledge, as of the date hereof, it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company that it and its Representatives, as of the date hereof, have requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

(b)              Parent acknowledges that neither the Company nor any Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information (including any estimates, projections, forecasts, plans or budgets for the Company or the Subsidiaries) regarding the Company furnished or made available to Parent and its Representatives, except as expressly set forth in Article III (which includes the Company Disclosure Schedule).

Section 4.13.           Solvency.  Assuming (a) the satisfaction of the conditions to the obligation of Parent and Merger Co to consummate the Merger and (b) the accuracy of the representations and warranties of the Company set forth in Article III hereof, then immediately after giving effect to the transactions contemplated by this Agreement (including any financing in connection with the transactions contemplated  by this Agreement, the payment of the Merger Consideration and the consideration in respect of the Company Stock Options and the payment of all related fees and expenses), the Surviving Corporation will be Solvent.  For purposes of this Section 4.13, the term “Solvent” with respect to the Surviving Corporation means that, as of immediately after the Effective Time, (a) the amount of the fair saleable value of the assets of the Surviving Corporation and its subsidiaries, taken as a whole, exceeds, as of such date, the sum of the value of all liabilities of the Surviving Corporation and its subsidiaries, taken as a whole and (b) the Surviving Corporation and its subsidiaries, taken as a whole, will be able to pay its liabilities, including contingent and other liabilities, as they mature.

ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.01.           Conduct of Business by the Company Pending the Merger.  The Company agrees that, between the date of this Agreement and the earlier of the Effective Time and the Termination Date, except as contemplated by this Agreement, as required by law, as set forth in Schedule 5.01 or as approved by Parent in writing (which approval shall not be unreasonably withheld or delayed), the business of the Company and the Subsidiaries shall be conducted in the ordinary course of business, and the Company and the Subsidiaries shall use their reasonable best efforts to preserve substantially intact their business organization, and to preserve their present relationships with customers, suppliers and other Persons with which any of them has significant business relations.  Without limiting the generality of the foregoing, except as expressly contemplated by any other provision of this Agreement, as required by law, or as set forth in Schedule 5.01, neither the Company nor any Subsidiary shall, during such period, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(a)              amend or otherwise change its certificate of incorporation or bylaws (or comparable organizational or charter documents);

(b)              issue, sell, pledge, dispose of, grant, or encumber:  (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, Rights, or any other ownership interest (including any phantom interest), of the Company or any Subsidiary, except for the issuance of Shares and associated Rights issuable pursuant to Company Stock Options and other contractual rights outstanding on the date hereof and set forth in the Company Disclosure Schedules pursuant to Article III hereof; or (ii) any material assets of the Company or any Subsidiary, except for sales of inventory and encumbrances on the assets of the Company or any Subsidiary in the ordinary course of business and in a manner consistent with past practice;

(c)              declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly-owned Subsidiary to the Company or any other Subsidiary;

(d)              reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any capital stock of the Company or any Subsidiary, other than in connection with the exercise of Company Stock Options or other contractual rights existing on the date hereof and set forth in the Company Disclosure Schedules pursuant to Article III hereof;

(e)              (i) acquire or dispose of (including by merger, consolidation, license, lease, acquisition or disposition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof having a value (including the amount of any assumed indebtedness) in excess of $1,000,000, individually or in the aggregate; (ii) repurchase, repay, cancel or incur any indebtedness for borrowed money, other than (A) in connection with permitted acquisitions or (B) scheduled payments in the ordinary course of business consistent with past practice and in connection with currently outstanding capital leases and indebtedness for borrowed money; (iii) grant any Lien in, on or to any of its material assets to secure any indebtedness for borrowed money, except in connection with such indebtedness permitted under the preceding clause (ii); (iv) issue any debt securities or assume, endorse, or otherwise become responsible for, the obligations of any Person other than a Subsidiary, or make any loans or advances to any Person other than a Subsidiary; (v) except to the extent the amount is reflected in the Company’s capital expenditure budget on the date hereof (a copy of which has been provided to Parent), authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $250,000 or capital expenditures which are, in the aggregate, in excess of $1,000,000 for the Company and the Subsidiaries taken as a whole; (vi) enter into any new line of business outside of its existing business segments; or (vii) make investments in Persons other than Subsidiaries, other than ordinary course investments in cash and cash equivalents made consistent with past practice and in accordance with the Company’s existing investment policy;

(f)               adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company (other than the Merger) or any Subsidiary;

(g)              (i) increase the compensation payable or to become payable or the benefits provided to any current or former director or executive officer; (ii) grant any retention, severance or termination pay to, or enter into any employment, bonus, change of control or severance agreement with, any current or former director or executive officer; (iii) establish, adopt, enter into, terminate or materially amend any collective bargaining agreement or Plan (other than individual contracts, agreements or commitments with employees who are not directors or executive officers); or (iv) establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be such a Plan if it were in existence as of the date of this Agreement, except as required by law or as required under any existing Plan or Contract;

(h)              (i) except as required by law or the Treasury Regulations promulgated under the Code, make any change (or file any such change) in any method of Tax accounting for a material amount of Taxes or (ii) make, change or rescind any material Tax election, settle or compromise any material Tax liability, file any amended Tax Return involving a material amount of additional Taxes (except as required by law), enter into any closing agreement relating to a material amount of Taxes, or waive or extend the statute of limitations in respect of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), other than, in each case, in the ordinary course of business and consistent with past practice;

(i)               make any material change to its methods of accounting in effect at December 31, 2006, except (i) as required by changes in GAAP (or any interpretation thereof) or Regulation S-X under the Exchange Act, (ii) as may be required by a change in applicable law, (iii) as disclosed in an SEC Report filed prior to the date hereof or (iv) as required by a Governmental Entity or quasi-Governmental Entity (including the Financial Accounting Standards Board or any similar organization);

(j)               pay, discharge, waive, settle or satisfy any material claim (which shall include, but not be limited to, any pending or threatened material Action), other than a payment, discharge, waiver, settlement or satisfaction, in accordance with their terms, of claims disclosed in the most recent financial statements (or the notes thereto) of the Company included in an SEC Report filed prior to the date hereof;

(k)               other than in the ordinary course of business, amend, modify, cancel or consent to the termination of any Material Contract; or

(l)                agree to take any of the actions described in Sections 5.1(a) through 5.1(k) above.

Section 5.02.           Conduct of Business by Parent and Merger Co Pending the Merger.  Parent and Merger Co agree that, between the date of this Agreement and the earlier of the Effective Time and the Termination Date, they shall each use their reasonable best efforts to not, directly or indirectly, take any action that would reasonably be likely to prevent or materially delay the satisfaction of the conditions contained in Section 7.01 or 7.03 or the consummation of the Merger or Other Contemplated Transactions.

Section 5.03.           No Control of Other Party’s Business.  Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or the Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations prior to the Effective Time.  Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

ARTICLE VI
ADDITIONAL AGREEMENTS

Section 6.01.           Proxy Statement; Other Filings.  As promptly as practicable, and in any event within thirty (30) days, following the date of this Agreement, (a) the Company shall prepare and file with the SEC the preliminary version of the proxy statement relating to the approval of this Agreement by the Company’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”), and (b) each of the Company, Parent and Merger Co shall, or shall cause their respective affiliates to, prepare and file with the SEC all Other Filings that are required to be filed by such party in connection with the transactions contemplated hereby.  Each of the Company, Parent and Merger Co shall furnish all information concerning itself and its affiliates that is required to be included in the Proxy Statement or, to the extent applicable, any other document filed by the Company with the SEC in connection with the Merger (the “Other Filings”), or that is customarily included in proxy statements or other filings prepared in connection with transactions of the type and scope contemplated by this Agreement.  Each of the Company, Parent and Merger Co shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the date of this Agreement.  Each party shall promptly notify the other party upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff, for amendments or supplements to the Proxy Statement or the Other Filings, and shall provide the other party with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Other Filings.  If at any time prior to the Company Stockholders’ Meeting, any information relating to the Company, Parent, Merger Co or any of their respective affiliates, officers or directors, should be discovered by the Company, Parent or Merger Co that should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable law, disseminated to the stockholders of the Company.  Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other party a reasonable opportunity to review and comment on such document or response (which comments shall be reasonably considered by the filing or mailing party).

Section 6.02.            Information Supplied.

(a)              Information Supplied by the Company.  None of the information included or incorporated by reference in the Proxy Statement or the Other Filings will, in the case of the Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent, Merger Co or any affiliate of Parent or Merger Co in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein.  The Proxy Statement and the Other Filings that are filed by the Company will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

(b)              Information Supplied by Parent and Merger Co.  None of the information supplied by Parent, Merger Co or any affiliate of either Parent or Merger Co for inclusion or incorporation by reference in the Proxy Statement or the Other Filings will, in the case of the Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s stockholders or, at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  No representation is made by Parent or Merger Co with respect to information supplied by the Company in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein.  All Other Filings, if any, that are filed by Parent or Merger Co will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

Section 6.03.           Company Stockholders’ Meeting.  The Company shall duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”), as promptly as practicable after the date of this Agreement, for the purpose of voting upon the approval of this Agreement.  Unless this Agreement shall have been terminated in accordance with Section 8.01, the Company shall hold the Company Stockholders’ Meeting regardless of whether the Company Board has effected a Change in Board Recommendation.  Subject to Section 6.05(c), the Company Board shall recommend to holders of the Shares that they approve this Agreement, and the Company shall include such recommendation in the Proxy Statement and use its reasonable best efforts to obtain Stockholder Approval.   Nothing contained in this Section 6.03 shall be deemed to prevent the Company or the Company Board from taking any action it is permitted to take under, and in compliance with, Section 6.05.

Section 6.04.            Access to Books and Records; Confidentiality.

(a)              Access to Books and Records.  Except as otherwise prohibited by applicable Law, the terms of any Contract entered into prior to the date hereof or any other duty of confidentiality owed to another Person, or as would be reasonably expected to violate any attorney-client privilege (it being understood that the parties shall each use reasonable best efforts to cause such information to be provided in a manner that does not result in such violation), from the date of this Agreement until the earlier of the Effective Time and the Termination Date, the Company shall (and shall cause the Subsidiaries to):  (i) provide to Parent and to the officers, directors, members, partners, managers, employees, accountants, consultants, legal counsel, financing sources, agents and other representatives (collectively, “Representatives”) of Parent reasonable access, during normal business hours and upon reasonable prior notice by Parent, to the officers, employees, agents, properties, offices and other facilities of the Company and the Subsidiaries and to the books and records thereof; and (ii) furnish promptly to Parent such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and the Subsidiaries as Parent or its Representatives may reasonably request.  Notwithstanding the foregoing, the Company may impose reasonable restrictions and limitations on access to such officers, employees, agents, properties, offices, facilities, books and records and information, and Parent shall, and shall cause its Representatives to, use their reasonable best efforts to conduct any such investigation or consultation in such a manner as not to interfere unreasonably with the business or operations of the Company or the Subsidiaries or otherwise result in any unreasonable interference with the prompt and timely discharge by such employees of their normal duties.  Neither the Company nor any of the Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or the Subsidiaries or could reasonably be deemed to contravene any law, Contract entered into prior to the date of this Agreement or any other duty of confidentiality owed to another Person (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that does not cause such violation or jeopardy).  In addition to the foregoing, the Company shall provide to Parent, and shall cause the Subsidiaries to, and shall use its reasonable best efforts to cause the Company’s and the Subsidiaries’ respective officers, employees, Representatives and advisors, including legal and accounting, to, provide to Parent all cooperation reasonably requested by Parent in connection with its financing and the other transactions contemplated by this Agreement and the Other Contemplated Transactions, including the following: (i) participation in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies; (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents; (iii) furnishing Parent and its financing sources with financial and other pertinent information regarding the Company and the Subsidiaries, if subject to confidentiality and use restrictions reasonably satisfactory to the Company; and (iv) facilitating the entrance into one or more credit or other agreements satisfactory to Parent, provided that, in all cases with respect to the above, the Company and the Subsidiaries shall incur no cost or expense that is not promptly reimbursed by Parent upon demand if the Closing does not occur and shall not be obligated to become a party to (or otherwise bound by) any agreement or other document prior to the Closing.  The Company hereby consents to the use of its and the Subsidiaries’ logos in connection with Parent’s financing; provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of the Subsidiaries.

(b)              Confidentiality.  All materials, documents and information obtained by Parent or its Representatives pursuant to this Section 6.04 shall be kept confidential and otherwise dealt with in accordance with the confidentiality agreement, dated September 21, 2007 (the “Confidentiality Agreement”), between Platinum Equity Advisors, LLC and Robert W. Baird & Co. Incorporated as agent for the Company, which agreement shall remain in full force and effect, notwithstanding the execution and delivery or termination of this Agreement.

Section 6.05.            No Solicitation of Transactions.

(a)              Non-Solicitation.  The Company shall not, and shall cause the Subsidiaries not to, nor shall the Company authorize or permit, and shall cause the Subsidiaries not to authorize or permit, the Representatives of the Company or the Subsidiaries to, directly or indirectly, (i) solicit, initiate, propose or knowingly encourage inquiries with respect to, or the submission of, any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any Person (other than Parent or its Representatives) any access to the properties, books and records or confidential or material non-public information or data of the Company or any Subsidiary in connection with, any Acquisition Proposal; provided, however, that until such time as Stockholder Approval is obtained, nothing contained in this Agreement shall prevent the Company or the Company Board from furnishing information to, or engaging in negotiations or discussions with, any Person (and such Person’s Representatives) in connection with an unsolicited Acquisition Proposal by such Person received after the date hereof (and prior to the date of Stockholder Approval), if and only to the extent that, prior to taking such action, the Company Board (or any committee thereof) (A) determines in good faith (after consultation with its independent financial advisor) that such Acquisition Proposal is credible and is, or could reasonably be expected to lead to, a Superior Proposal and (after consultation with and upon the advice of its outside legal counsel) that the failure to furnish such information to, or engage in negotiations or discussions with, such Person (and such Person’s Representatives) would be inconsistent with the Company Board’s fiduciary duties under applicable law, and (B) (1) has received prior to the date hereof an executed confidentiality agreement from such Person in connection with such Person’s consideration of making an Acquisition Proposal, or (2) hereafter receives from such Person an executed confidentiality agreement, the confidentiality terms of which are no less favorable to the Company than those contained in the Confidentiality Agreement.  The Company shall, and shall direct each of its Representatives to, cease any solicitations, discussions or negotiations immediately upon execution of this Agreement with any Person (other than Parent and its Representatives) that has made or indicated an intention to make an Acquisition Proposal as of or prior to the date of this Agreement.

(b)              Notification and Related Matters.  The Company shall notify Parent as promptly as practicable, and in any event within three (3) Business Days, of the receipt by the Company or any of the Subsidiaries, or any of its or their respective Representatives, of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding any Acquisition Proposal, (i) specifying the identity of the offeror and the material terms and conditions of such inquiry, proposal or offer, and (ii) attaching any written materials submitted in connection with such inquiry, proposal or offer and/or a written summary of any such oral inquiries, proposals or offers.  The Company shall also notify Parent as promptly as practicable of any material developments with respect to any such inquiries, proposals or offers.  Promptly upon determination by the Company Board that an unsolicited Acquisition Proposal constitutes a Superior Proposal, the Company shall deliver to Parent a written notice advising it that the Company Board has made such determination, specifying the material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal, and attaching a such written Superior Proposal or a written summary of any such oral Superior Proposal (such notice, a “Notice of Superior Proposal”).  The Company agrees that neither it nor any of the Subsidiaries shall modify, amend, terminate, waive or release any confidentiality or standstill agreement to which the Company or any Subsidiary is a party and that relates to a business combination involving the Company or any Subsidiary or the assets of the Company or any Subsidiary without Parent’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, except that Parent’s prior written consent shall not be required in connection with any such action if the Company Board (or any committee thereof) determines in good faith (after consultation with its independent financial advisor and upon the advice of its outside legal counsel) that it is required to do so in order to comply with its fiduciary duties under applicable law and it provides concurrent notice of such action to Parent.

(c)              Change in Recommendation.  Except as set forth in this Section 6.05(c), the Company Board shall not  (i) withdraw, or modify or change in a manner adverse to Parent and Merger Co, the approval or recommendation of this Agreement or the Merger by the Company Board (or any committee thereof); (ii) approve, adopt or recommend any Acquisition Proposal; or (iii) approve or recommend, or allow the Company or any Subsidiary to enter into, any letter of intent, acquisition agreement or other similar agreement with respect to, or that is reasonably expected to result in, any Acquisition Proposal (other than a confidentiality agreement expressly permitted by Section 6.05(b)).  Notwithstanding the foregoing, (x) in response to the receipt of an unsolicited Acquisition Proposal, if the Company Board (or any committee thereof) (A) determines in good faith (after consultation with its independent financial advisor) that such Acquisition Proposal is credible and is a Superior Proposal and (B) determines in good faith (after consultation with its outside legal counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable law, then the Company Board may approve and recommend such Superior Proposal and, in connection with such Superior Proposal, withdraw, or modify or change in a manner adverse to Parent and Merger Co, the Company Board Recommendation, provided, however, that (1) the Company shall have first provided at least three (3) Business Days’ prior written notice to Parent of its intent to take such action, and Parent does not make, after being provided with reasonable opportunity to negotiate with the Company and its Representatives, within three (3) Business Days of receipt of such written notification, an offer that the Company Board determines, in good faith (after consultation with its independent financial advisor and legal counsel), is at least as favorable to the Company and its stockholders as the applicable Acquisition Proposal, (2) during such three (3)-Business Day period, the Company shall negotiate in good faith with Parent (to the extent Parent wishes to negotiate) to enable Parent to make such an offer, and (3), in the event of any amendment to the financial or other material terms of such Superior Proposal, the Company Board shall deliver to Parent an additional written Notice of Superior Proposal, and the three (3)-Business Day period referenced above shall be extended for an additional three (3) Business Days after Parent’s receipt of such additional Notice of Superior Proposal, and (y) other than in connection with an Acquisition Proposal, if the Company Board determines in good faith (after consultation with its independent financial advisor and upon the advice of its outside legal counsel) that it is required to do so in order to comply with its fiduciary duties under applicable law, then the Company Board may withdraw, or modify or change in a manner adverse to Parent and Merger Co, the Company Board Recommendation (either event described in the foregoing clauses (x) and (y), a “Change in Board Recommendation”).

(d)              Certain Disclosures.  Nothing contained in this Agreement shall prohibit the Company or the Company Board from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any legally required disclosure to the Company’s stockholders in connection with an Acquisition Proposal if the Company Board (or any committee thereof) determines in good faith (after consultation with its independent financial advisor and upon the advice of its outside legal counsel) that it is required to do so under applicable law; provided, however, that in no event shall this Section 6.05(d) affect the obligations of the Company specified in Sections 6.05(b) and 6.05(c).  If Company Board fails to recommend against acceptance of a tender or exchange offer for any Shares that constitutes an Acquisition Proposal (other than by Parent or any of its Affiliates), including, for these purposes, by remaining neutral and expressing no opinion or stating that it is for any reason unable to take a position with respect to the acceptance of such tender or exchange offer by its stockholders, within ten (10) Business Days after commencement thereof (or prior to the date of the Company Stockholder Meeting, if sooner), such failure shall be deemed for all purposes of this Agreement to be a Change in Board Recommendation.

(e)              Acquisition Proposal Definition.  For purposes of this Agreement, “Acquisition Proposal” means any proposal or offer (including any proposal from or to the Company’s stockholders) from any Person or group other than Parent or any affiliate of Parent relating to (i) any direct or indirect acquisition or purchase, in a single transaction or series of transactions by such Person or group acting in concert, of (A) more than 20% of the fair market value (as determined in good faith by the Company Board) of the assets (including capital stock of the Subsidiaries), or of a portion of the business representing 20% of the fair market value (as determined in good faith by the Company Board) of the net revenues or net income, of the Company and its consolidated Subsidiaries, taken as a whole, or (B) over 20% of any class of equity securities of the Company (including any tender or exchange offer that, if consummated, would have such a result); or (ii) any merger, consolidation, reorganization, business combination, recapitalization, share exchange, liquidation, dissolution or other similar transaction involving the Company or any of the Subsidiaries, as a result of which any Person or group acting in concert would acquire the assets, securities or businesses described in any of clauses (A) or (B) above.

Section 6.06.            Directors’ and Officers’ Indemnification, Advancement of Expenses and Insurance.

(a)              Certificate of Incorporation and Bylaws.  Parent and Merger Co agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers of the Company or the Subsidiaries as provided in their respective certificate of incorporation or bylaws or other similar organizational or charter documents or in any agreement with any such person that shall survive the Merger and shall continue in full force and effect for a period of six (6) years from the Effective Time.  For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect exculpation, indemnification and advancement of expenses provisions no less favorable than those of the Company’s and any Subsidiary’s certificate of incorporation and bylaws or similar organizational or charter documents in effect immediately prior to the Effective Time, shall honor and fulfill in all respects the obligations of the Company or any of the Subsidiaries under any and all such provisions and under any and all indemnification agreements of the Company or the Subsidiaries with any of their respective directors or officers in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions or agreements during such six-year period in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors or officers of the Company or any of the Subsidiaries absent such individual’s consent.  Parent and Merger Co agree that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(b)              Indemnification.  Each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director or officer of the Company or any of the Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company or any of the Subsidiaries, in each case, in and to the extent of their capacities as such and not as stockholders and/or equity holders of the Company or the Subsidiaries or otherwise (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection  with any Action arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request of or for the benefit of the Company or any of the Subsidiaries); provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).  In the event of any such Action, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.

(c)              Insurance.  For a period of six (6) years from the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Subsidiaries with respect to matters arising on or before the Effective Time for the benefit of the current or former directors and officers that are covered by such policies; provided, however, that Parent may (i) substitute therefor policies of an insurance company (such insurance company to be an insurance carrier with the same or better credit ratings as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance) the material terms of which, including coverage and amount, are no less favorable to such directors and officers than the Company’s existing policies as of the date hereof or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time), and, if so requested by Parent, the Company shall use its reasonable best efforts to obtain such coverage prior to the Effective Time.

(d)              Surviving Obligations.  If Parent or the Surviving Corporation, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in any such case, Parent or the Surviving Corporation shall use its reasonable best efforts to ensure that proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.06.

(e)              Obligation of Parent; Etc.  Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.06.  The rights of each Indemnified Party under this Section 6.06 shall be in addition to any right such individual might have under the Company’s Certificate of Incorporation and Bylaws, the certificate of incorporation and the by-laws of the Surviving Corporation or any comparable organizational or charter documents of their Subsidiaries, or under any agreement of any Indemnified Party with the Company, the Surviving Corporation or any of their Subsidiaries.  The provisions of this Section 6.06 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their respective heirs and representatives.

Section 6.07.            Employee Benefits Matters.

(a)              Obligations with Respect to Employees.  During the six-month period following the Effective Time, Parent shall, or shall cause the Surviving Corporation and the Subsidiaries to, ensure that (i) any employee benefits and incentive compensation opportunities (other than equity-based compensation) offered by Parent after the Effective Time, if any (“Parent Benefit Programs”), to employees of the Company and the Subsidiaries as of the Effective Time (each, an “Employee”), when taken together with the other employee benefits and incentive compensation opportunities (other than equity-based compensation) of the Company and its Subsidiaries, are no less favorable in the aggregate than those provided to the Employees immediately prior to the Effective Time; and (ii) any medical and life insurance benefits for retirees (including Employees who become eligible for such retiree coverage during such period) offered by Parent after the Effective Time, if any (“Parent Retiree Medical Programs”), when taken together with the other retiree coverage of the Company and its Subsidiaries, are substantially similar in the aggregate to the coverage maintained by the Company immediately prior to the Effective Time.  From and after the Effective Time, Parent shall cause the Surviving Corporation and its subsidiaries to honor in accordance with their terms (including terms that provide for amendment or termination), all contracts, agreements, arrangements, policies, plans and commitments of the Company and the Subsidiaries as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any Subsidiary.  Nothing herein shall be deemed to be a guarantee of employment for any Employee, or to restrict the right of the Surviving Corporation to terminate any Employee.

(b)              Eligibility.  Employees shall, to the extent permitted by any applicable third party providers, receive credit for all service with the Company, any Subsidiary, or any of their predecessors, for all purposes (including for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits) under any Parent Benefit Programs offered immediately after the Effective Time to the same extent such service would be recognized by the Company or any of the Subsidiaries under comparable Plans immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.  Such Parent Benefit Programs shall, to the extent permitted by any applicable third party providers, credit each such Employee for service accrued or deemed accrued on or prior to the Effective Time with the Company or any Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

(c)              Welfare Plans.  With respect to any welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Parent immediately after the Effective Time (“Parent Welfare Benefit Plans”), Parent shall (i) waive, or use commercially reasonable efforts to cause its insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each Employee under any such Parent Welfare Benefit Plan to the same extent waived under a comparable Plan, and (ii) provide, to the extent permitted by any applicable third party providers, credit to each Employee for any co-payments, deductibles and out-of-pocket expenses paid by such Employee under the Plans during the relevant plan year, up to and including the Effective Time.

(d)              Change in Control and Employment Agreements.  From and after the Effective Time, except as otherwise agreed by Parent or the Surviving Corporation and any such individuals, Parent shall cause Surviving Corporation to honor, in accordance with their terms (including the amendment and termination provisions thereof), those Change in Control Agreements and other employment agreements, in each case with the current and former employees of the Company or the Subsidiaries, expressly identified in the Company Disclosure Schedule.

Section 6.08.           Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which could reasonably be expected to cause any condition to the obligations of any party hereunder not to be satisfied, and (b) any failure of the Company, Parent or Merger Co to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery or non-delivery of any notice pursuant to this Section 6.08 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.  In addition, the Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of any notice or other communication (c) from any Person and the response thereto of the Company or the Subsidiaries or Parent, as the case may be, or its or their Representatives, alleging that the consent of such Person is or may be required in connection with this Agreement or the Merger, or (d) from any Governmental Entity and the response thereto of the Company or the Subsidiaries or Parent, as the case may be, or its or their Representatives, in connection with this Agreement or the Merger.

Section 6.09.            Further Action; Reasonable Best Efforts.

(a)              Further Action.  Upon the terms and subject to the conditions of this Agreement, each of the parties agrees to use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate the Merger, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent, Merger Co or the Company or any of their respective subsidiaries in connection with the authorization, execution and delivery of this Agreement, and (iii) promptly make all necessary filings, and thereafter make any other required submission, with respect to this Agreement and the Merger required under the HSR Act or any other applicable antitrust, competition or fair trade laws with respect to the Merger.  Subject to appropriate confidentiality protections, the parties shall have a reasonable opportunity to review and comment on drafts of all applications, notices, petitions, filings and other documents made or prepared in connection with the items described in clauses (i) through (iii) above, which comments shall be considered by the other party in good faith, shall cooperate with each other in connection with the prompt making of all such filings, shall furnish to the other party such necessary information and assistance as such other party may reasonably request with respect to the foregoing, and shall provide the other party copies of all filings made by such party with any applicable Governmental Entity, and, upon request, any other information supplied by such party to a Governmental Entity in connection with this Agreement and the Merger.

(b)              HSR Act Compliance.

   (i)         Parent, Merger Co and the Company shall file as soon as practicable after the date of this Agreement, and in any event within twenty (20) Business Days thereafter, all required or advisable notifications under, or relating to, the HSR Act and any antitrust, competition or fair trade law of any applicable United States or non-United States governmental antitrust authority and shall respond as promptly as practicable to all inquiries or requests for additional information received from a Governmental Entity in relation to such filings or notices for additional information or documentation.  Parent and Merger Co agree to take whatever action may be necessary to resolve any objections that may be asserted under the HSR Act or any other applicable antitrust, competition or fair trade laws with respect to the Merger.

   (ii)         Without limiting the generality of the foregoing and for the avoidance of doubt:  (A) Parent shall use its reasonable best efforts to timely comply with all restrictions and conditions, if any, specified or imposed by any governmental antitrust authority with respect to the HSR Act and any antitrust, competition or fair trade law of any applicable United States or non-United States governmental antitrust authority as a requirement for granting any necessary clearance or terminating any applicable waiting period; provided, however, that such efforts shall not be deemed to require Parent or the Surviving Corporation to agree to hold separate, divest, license or cause a third party to purchase, assets and/or businesses of Parent, the Company or any of the Company’s Subsidiaries; (B) if any governmental antitrust authority initiates an Action seeking to restrain, enjoin or prohibit the Merger, Parent and the Company shall each use its respective reasonable best efforts to prevent the entry of any order restraining, enjoining or prohibiting the Merger and to otherwise prevail in any such Action, including by retaining all appropriate expert witnesses and consultants, and each party shall permit the other party to reasonably participate in all aspects of the defense of any such Action; and (C) neither party shall agree with any governmental antitrust authority to delay the Closing or to provide advance notice of the Closing to any governmental antitrust authority, in each case without the consent of the other party.

(c)              Consents.  The Company, Parent and Merger Co shall, and the Company shall cause the Subsidiaries to, use their respective reasonable best efforts to obtain any third party consents set forth on Schedule 6.09(c).

Section 6.10.           Public Announcements.  The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of Parent and the Company.  Thereafter, each of Parent and the Company shall, prior to the earlier of the Effective Time and the Termination Date, consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger, except to the extent public disclosure is required by applicable Law or the requirements of Nasdaq, in which case the issuing party shall use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statement, and to reasonably consider any comments received from the other party in connection with such consultation.

Section 6.11.           Resignations.  The Company shall use its reasonable best efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Effective Time, of each director and officer of the Company and any Subsidiary, except to the extent otherwise designated by Parent to the Company in writing at least ten (10) Business Days prior to the Closing.

Section 6.12.           State Takeover Statutes.  Parent, the Company and their respective Boards of Directors shall use their respective commercially reasonable efforts to (a) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the transactions provided for in this Agreement, and (b) if any state takeover statute or similar statute becomes applicable to this Agreement or the transactions contemplated by this Agreement, take all reasonable action necessary to ensure that the transactions provided for in this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement or the transactions provided for in this Agreement.

ARTICLE VII
CONDITIONS TO THE MERGER

Section 7.01.           Conditions to the Obligations of Each Party.  The obligations of the Company, Parent and Merger Co to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) of the following conditions:

(a)              Company Stockholder Approval.  The Stockholder Approval shall have been obtained.

(b)              Antitrust Approvals and Waiting Periods.  Any waiting period (and any extension thereof) applicable to the consummation of the Merger under applicable United States and non-United States antitrust or competition laws, including the HSR Act, shall have expired or been terminated, and any approvals required thereunder shall have been obtained.

(c)              No Order.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger.

(d)              Governmental Consents.  All material consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from all Governmental Authorities.

Section 7.02.           Conditions to the Obligations of Parent and Merger Co.  The obligations of Parent and Merger Co to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) of the following additional conditions:

(a)              Representations and Warranties.  The representations and warranties of the Company (i) in Section 3.08(a) shall be true and correct in all respects as of the date hereof and as of the Effective Time as though made on and as of the Effective Time, and (ii) contained in this Agreement (other than those in Section 3.08(a)) shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “knowledge”, “material” or “Material Adverse Effect”) as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except in the case of clause (ii) where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “knowledge”, “material” or “Material Adverse Effect”) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)              Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)              Officer’s Certificate.  The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in Sections 7.02(a) and 7.02(b).

Section 7.03.           Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) of the following additional conditions:

(a)              Representations and Warranties.  The representations and warranties of Parent and Merger Co contained in this Agreement shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “in all material respects” or “in any material respect”) as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), in all material respects.

(b)              Agreements and Covenants.  Parent and Merger Co shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time.

(c)              Officer’s Certificates.  Each of Parent and Merger Co shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer thereof, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

Section 7.04.           Frustration of Closing Conditions.  Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or for terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.01, Section 7.02, or Section 7.03, as the case may be, to be satisfied if such failure was primarily caused by such party’s breach of any provision of this Agreement or failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.09.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.01.           Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, notwithstanding any Stockholder Approval, and whether before or after the Company Stockholders’ Meeting, as follows (the date of any such termination, the “Termination Date”):

(a)              Termination by Mutual Consent.  By mutual written consent of Parent and the Company.

(b)              Termination by Parent or the Company.  By either Parent or the Company:

   (i)          if the Effective Time shall not have occurred on or before June 30, 2008; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to the party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

   (ii)         if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) that, in either such case, has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall not be available to the party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the imposition of such injunction, order, decree, ruling or other action or the failure of such injunction, order, decree, ruling or other action to be resisted, resolved or lifted, as applicable; or

   (iii)        if this Agreement shall fail to receive the Stockholder Approval at the Company Stockholders’ Meeting (as such may be postponed or adjourned).

(c)              Termination by Parent.  By Parent:

   (i)          if it and Merger Co are not in breach of their obligations under this Agreement, and if (A) any of the representations and warranties of the Company herein would fail to be true and correct as of the Effective Time, as though made on and as of the Effective Time, such that Section 7.02(a) would not be satisfied, or (B) there has been a breach on the part of the Company of any of its covenants or agreements herein such that Section 7.02(b) would not be satisfied, and, in either such case, written notice of an intent to terminate based on such failure or breach has been provided to the Company and such failure or breach has not been, or cannot be, cured within 30 days after notice thereof to the Company; or

   (ii)         if the Company Board shall have (A) effected a Change of Board Recommendation (it being understood and agreed that any “stop-look-and-listen” communication by the Company Board to the stockholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication to the stockholders of the Company in connection with the commencement of a tender offer or exchange offer, shall not be deemed to constitute a Change of Board Recommendation), or (B) taken any of the actions described in clauses (i) through (iii) of Section 6.05(c).

(d)              Termination by the Company.  By the Company:

   (i)          if it is not in material breach of its obligations under this Agreement, and if (A) any of the representations and warranties of Parent or Merger Co would fail to be true and correct as of the Effective time, as though made on and as of the Effective Time, such that Section 7.03(a) would not be satisfied, or (B) there has been a breach on the part of either Parent or Merger Co of any of their covenants or agreements herein such that Section 7.03(b) would not be satisfied, and, in either such case, written notice of an intent to terminate based on such failure or breach has been provided to Parent and such failure or breach has not been, or cannot be, cured within 30 days after notice thereof to Parent;

   (ii)        prior to obtaining Stockholder Approval, if the Company Board (or any committee thereof) determines in accordance with clause (x) of Section 6.05(c) that an Acquisition Proposal is a Superior Proposal; provided, however, that any such purported termination pursuant to this Section 8.01(d)(ii) shall be void and of no force or effect unless the Company concurrently with such termination pays the Company Termination Fee as directed by Parent in writing in accordance with Section 8.03.

For purposes of this Agreement, “Superior Proposal” means any unsolicited bona fide written Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to 50%) that is on terms that the Company Board determines in its good faith judgment (after consultation with its independent financial advisor and outside legal counsel, and after taking into account all the terms and conditions of the Acquisition Proposal and this Agreement, including without limitation the probability of such Acquisition Proposal being consummated, the legal, financial, regulatory, timing and similar aspects of the Acquisition Proposal, and the Person making the Acquisition Proposal) are more favorable to the Company’s stockholders (in their capacities as stockholders) than this Agreement (taking into account any alterations to this Agreement agreed to in writing by Parent in response thereto).

Section 8.02.           Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and have no effect, and there shall be no liability under this Agreement on the part of any party hereto (except that the provisions of Section 6.04(a), this Section 8.02, Section 8.03 and Article IX shall survive any such termination); provided, however, that, except to the extent expressly set forth in Section 8.03(f), no party shall be relieved or released from any liabilities or damages arising out of fraud or its willful and material breach of any provision of this Agreement.

Section 8.03.            Fees and Expenses.

(a)              Expenses.  Except as otherwise set forth in this Section 8.03 or in Section 6.04(a), all Expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.  “Expenses”, as used in this Agreement, shall include all reasonable out-of-pocket documented expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf (or with respect to Parent or Merger Co, incurred by their respective stockholders or affiliates or on their behalf) in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approval, financing and all other matters related to the closing of the Merger.

(b)              Company Termination Fee.  The Company agrees that if this Agreement shall be terminated:

   (i)          by Parent pursuant to Section 8.01(c)(ii), then (so long as Parent was not in breach of any of its representations, warranties or covenants in this Agreement such that the applicable condition to the Company’s obligation to consummate the Merger would not have been satisfied as of the Termination Date) the Company shall pay the Company Termination Fee as directed by Parent in writing;

   (ii)         by the Company pursuant to Section 8.01(d)(ii), then the Company shall pay the Company Termination Fee (which Company Termination Fee shall be paid concurrently with such termination) as directed by Parent in writing; or

   (iii)       by either Parent or the Company pursuant to Section 8.01(b)(iii) and at any time after the date of this Agreement and prior to the Stockholders Meeting, or any postponement or adjournment thereof, an Acquisition Proposal shall have been made directly to the Company’s stockholders or any Person shall have publicly announced an intention to make an Acquisition Proposal, or an Acquisition Proposal shall have otherwise become publicly known, and in each case such Acquisition Proposal shall have not been withdrawn prior to the date of the Stockholders Meeting, then, if within one year after such termination, the Company shall have made a communication to its stockholders contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer (other than any communication in which the Company rejects such tender or exchange offer)), with regard to, entered into a definitive agreement with respect to, or consummated, any transaction that would qualify as an Acquisition Proposal under this Agreement, then, in any such event, the Company shall pay to Parent an amount equal to the Company Termination Fee, such payment to be made upon the earlier of the date of such communication or of the entering into of such an agreement providing for, or consummating, such a transaction.

(c)               Payment of Company Termination Fee.  The Company Termination Fee shall be paid by the Company as directed by Parent in writing in immediately available funds (i) concurrently with and as a condition to the effectiveness of a termination of this Agreement by the Company pursuant to Section 8.01(d)(ii) and (ii) within two (2) Business Days after the date of the event giving rise to the obligation to make such payment in all other circumstances.

(d)               Company Termination Fee.  For purposes of this Agreement, “Company Termination Fee” means an amount equal to 3.00% of the Merger Consideration.

(e)               Parent Termination Fee.  Parent agrees that, if the Company shall terminate this Agreement (i) pursuant to Section 8.01(b)(i) and, at the time of such termination, the conditions set forth in Section 7.01 and Sections 7.02(a) and (b) have been satisfied, or (ii) pursuant to Section 8.01(d)(i), then in either such case Parent shall pay to the Company a fee of 3.00% of the Merger Consideration (the “Parent Termination Fee”) in immediately available funds no later than two (2) Business Days after written notice from the Company of such termination.

(f)              Agreements Regarding Termination Fees.  Each of the Company, Parent and Merger Co acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement.  If the Company shall fail to pay the Company Termination Fee when due, or Parent shall fail to pay the Parent Termination Fee when due, the Company or Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.03.  Notwithstanding anything to the contrary in this Agreement, the Company’s right to receive payment of the Parent Termination Fee pursuant to and on the terms and conditions set forth in this Section 8.03 shall be the exclusive remedy of the Company and the Subsidiaries against Parent, Merger Co or any of their respective stockholders, partners, members, directors, officers or agents, or any other of their respective Representatives, for the loss suffered as a result of a breach of any of the representations and warranties, or covenants and agreements, of Parent or Merger Co under this Agreement, the termination of this Agreement, or the failure of the Merger to be consummated, and upon payment of the Parent Termination Fee in accordance with this Section 8.03, none of Parent, Merger Co or the Company, or any of their respective stockholders, partners, members, directors, officers or agents, or any other of their respective Representatives, as the case may be, shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that Parent also shall be obligated with respect to the first sentence of this Section 8.03(f) and the provisions of Section 6.03(b), it being understood that no other person shall have any liability or obligation under or with respect to such provisions).

Section 8.04.           Amendment.  This Agreement may be amended at any time prior to the Effective Time to the extent permitted by law and the applicable rules and regulations of Nasdaq.  Any amendment may be effected only by an instrument in writing signed by the Company, Parent and Merger Co.

Section 8.05.           Waiver.  At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.  The failure or delay of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX
GENERAL PROVISIONS

Section 9.01.           No Survival of Representations, Warranties and Agreements. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time.  This Section 9.01 shall not limit any covenant or agreement of the parties that by its terms contemplates performance in whole or in part at any time after the Effective Time.

Section 9.02.           Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and, subject to the requirements of the following sentence with respect to certain notices, shall be deemed given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the date of the next Business Day following the date indicated on the return receipt if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when receipt is confirmed by the intended recipient.  All notices under Section 6.05 or Article VIII shall be delivered personally or by courier and facsimile transmission to the respective parties at the addresses provided in accordance with this Section 9.02.  All other notices hereunder may be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to Parent or Merger Co:

c/o Platinum Equity Advisors, LLC
360 North Crescent Drive, South Building
Beverly Hills, California  90210
Facsimile No.:  (310) 712-1863
Attention:  Eva M. Kalawski, Esq.

with a copy to:

Bingham McCutchen LLP
600 Anton Boulevard, 18th Floor
Costa Mesa, California  92626
Facsimile No.:  (714) 830-0726
Attention:  James W. Loss, Esq.

if to the Company:

Industrial Distribution Group, Inc.
950 East Paces Ferry Road
Suite 1575
Atlanta, Georgia  30326
Facsimile No.: (404) 949-2040
Attention:  Jack P. Healey

with a copy to:

Kilpatrick Stockton LLP
1001 West Fourth Street
Winston-Salem, North Carolina 27101-2400
Facsimile No.:  (336) 734-2665
Attention: W. Randy Eaddy

Section 9.03.            Certain Definitions.

(a)              Definitions.  For purposes of this Agreement:

   “Affiliate” of a specified Person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

   “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York.

   “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

   “knowledge of the Company” or “Company’s knowledge” means the actual knowledge, after reasonable inquiry, of an executive officer of the Company.

   “Law” means any ordinance, regulation or statute of any Governmental Entity.

   “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “Person” as defined in Section 13(d)(3) of the Exchange Act), trust, trustee or executor, association or entity or government, political subdivision, agency or instrumentality of a government.

   “subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent, Merger Co or any other Person means an affiliate controlled by such Person, directly or indirectly, through one or more intermediaries, and, without limiting the foregoing, includes any entity in respect of which such Person, directly or indirectly, beneficially owns 50% or more of the voting securities or equity.

(b)              Other Defined Terms.  The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Section
Acquisition Proposal	6.05(e)
Action	3.09
Affiliate Transactions	3.20
Agreement	Preamble
Certificate of Merger	1.03
Certificates	2.04(b)
Change in Board Recommendation	6.05(c)
Change in Control Agreement	3.10(c)
Closing	1.02
Closing Date	1.02
Code	3.10(b)
Company	Preamble
Company Approvals	3.05(b)
Company Board	Recitals
Company Board Recommendation	3.04(b)
Company Common Stock	2.01(a)
Company Disclosure Schedule	Article III
Company Permits	3.06(a)
Company Preferred Stock	3.03(a)
Company Rights Agreement	3.03(b)
Company Stock Option	2.02(a)
Company Stock Option Plans	2.02(a)
Company Stockholders’ Meeting	6.03
Company Termination Fee	8.03(d)
Confidentiality Agreement	6.04(b)
Contracts	3.05(a)
Customers	3.21(a)
DGCL	1.01
Dissenting Shares	2.05(a)
Effective Time	1.03
Employee	6.07(a)
Environmental Laws	3.15(c)(i)
Environmental Permits	3.15(c)(ii)
ERISA	3.10(a)
ERISA Affiliate	3.10(b)

Exchange Act	3.05(b)
Exchange Fund	2.04(a)
Expenses	8.03(a)
FPS Customers	3.16(b)(ix)
GAAP	3.07(b)
Governmental Entity	3.05(b)
Hazardous Substances	3.15(c)(iii)
HSR Act	3.05(b)
Indemnified Party	6.06(b)
Independent Committee	3.04(a)
Independent Committee Recommendation	3.04(b)
Intellectual Property	3.13
In-the-Money Option	2.02(a)
IRS	3.10(a)
Leased Real Properties	3.12(b)
Lien	3.05(a)
Material Adverse Effect	3.01(c)
Material Contract	3.16(b)
Measurement Date	3.03(a)
Merger	Recitals
Merger Co	Preamble
Merger Consideration	2.01(a)
MROP Customers	3.16(b)(ix)
Multiemployer Plan	3.10(b)
Multiple Employer Plan	3.10(b)
Nasdaq	3.05(b)
Notice of Superior Proposal	6.05(b)
OFAC	3.06(d)
Other Filings	6.01
Other Contemplated Transactions	3.04(a)
Owned Real Property	3.12(a)
Parent	Preamble
Parent Approvals	4.03(b)
Parent Benefit Programs	6.07(a)
Parent Retiree Medical Programs	6.07(a)
Parent Termination Fee	8.03(e)
Parent Welfare Benefit Plans	6.07(c)
Paying Agent	2.02(a)
Per Share Merger Consideration	2.01(a)
Permitted Liens	3.12(a)
Plans	3.10(a)
Proxy Statement	6.01
Real Property Lease	3.12(b)
Recommendation	3.04(b)
Representatives	6.04(a)
Restricted Shares	2.02(b)
Rights	3.03(b)
Sarbanes-Oxley Act	3.06(c)
SDNs	3.06(e)
SEC	3.07(a)
SEC Reports	3.07(a)

Securities Act	3.07(a)
Shares	2.01(a)
Solvent	4.12
Stockholder Approval	3.04(c)
Subsidiary	3.01(a)
Superior Proposal	8.01
Suppliers	3.21(b)
Surviving Corporation	1.01
Takeover Laws	3.19
Tax or Taxes	3.14(f)(i)
Tax Returns	3.14(f)(ii)
Termination Date	8.01

(c)              Certain References and Interpretation of Terms.  When a reference is made in this Agreement to an Article or Section, Schedule or Exhibit, such reference shall be to an Article, Section, Schedule or Exhibit of this Agreement, respectively, unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement.  The words “date hereof” shall refer to the date of this Agreement.  The term “or” is not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such phrase shall not mean simply “if”.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  References to “the Agreement” include the Company Disclosure Schedule.  References to a Person are also to its permitted successors and assigns.  Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms.

Section 9.04.           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 9.05.            Disclaimer of Other Representations and Warranties; Company Disclosure Schedules.

(a)              Parent, Merger Co and the Company each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, (i) no party makes, and has not made, any representations or warranties relating to itself or its businesses or otherwise in connection with the Merger, (ii) no Person has been authorized by any party to make any representation or warranty relating to itself or its businesses or otherwise in connection with the Merger and, if made, such representation or warranty must not be relied upon as having been authorized by such party, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any party or any of its Representatives are not and shall not be deemed to be or to include representations or warranties unless any such materials or information is the subject of a representation or warranty expressly set forth in this Agreement.

(b)              The representations and warranties contained in Article III are qualified by reference to the Company Disclosure Schedule.  Each of Parent and Merger Co acknowledges that (i) the Company Disclosure Schedule may include items or information that the Company is not required to disclose under this Agreement; (ii) disclosure of such items or information shall not affect, directly or indirectly, the scope of the disclosure obligation of the Company under this Agreement; and (iii) inclusion of information in the Company Disclosure Schedule shall not be construed as an admission that such information is material to the Company and the Subsidiaries.  Similarly, in such matters where a representation or warranty is given or other information is provided, the disclosure of any matter in the Company Disclosure Schedule shall not imply that any other undisclosed matter having a greater value or other significance is material.  Each of Parent and Merger Co further acknowledges that (iv) headings have been inserted on Sections of the Company Disclosure Schedule for the convenience of reference only and shall not affect the construction or interpretation of any of the provisions of this Agreement or the Company Disclosure Schedule, (v) cross references that may be contained in Sections of the Company Disclosure Schedule to other Sections of the Company Disclosure Schedule are not all-inclusive of all disclosures contained on such referenced Sections of the Company Disclosure Schedule and (vi) information contained in various Sections of the Company Disclosure Schedule may be applicable to other Sections of the Company Disclosure Schedule; accordingly, every matter, document or item referred to, set forth or described in one Section of the Company Disclosure Schedule shall be deemed to be disclosed under each and every part, category, heading or subheading of such Section and all other Sections of the Disclosure Schedule and shall be deemed to qualify the representations and warranties of the Company in this Agreement, to the extent such matter, document or item may apply if (A) a cross-reference to such other Section of the Company Disclosure Schedule is made or (B) the relevance of such disclosure to such other Section of the Company Disclosure Schedule is readily apparent.

Section 9.06.           Entire Agreement; Assignment.  This Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.  This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise); provided, however, that this Agreement may be assigned by Parent upon delivery of written notice thereof to the Company, without abrogating Parent’s obligations hereunder, to any Affiliate of Parent.

Section 9.07.           Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than as expressly contemplated by Section 6.06 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

Section 9.08.           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.  All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court sitting in Delaware, unless the parties shall agree in writing to a court in another jurisdiction.  The parties hereby (a) submit to such exclusive jurisdiction of any state or federal court sitting in Delaware, for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Merger may not be enforced in or by any of the above-named courts.

Section 9.09.           Waiver of Jury Trial.  Each of the parties hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Merger.  Each of the parties acknowledges that it and the other parties have been induced to enter into this Agreement and the Merger, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.09.

Section 9.10.           Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.11.           Counterparts.  This Agreement may be executed and delivered (including by electronic or facsimile transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Company, Parent and Merger Co have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

“Company”

INDUSTRIAL DISTRIBUTION GROUP, INC.

By:	/s/ Charles A. Lingenfelter
Charles A. Lingenfelter
President and Chief Executive Officer

“Parent”

PROJECT ATHENA HOLDING CORPORATION

By:	/s/ Eva M. Kalawski
Eva M. Kalawski
Vice President and Secretary

“Merger Co”

PROJECT ATHENA MERGER CORPORATION

By:	/s/ Eva M. Kalawski
Eva M. Kalawski
Vice President and Secretary

EXHIBIT A

FORM OF CERTIFICATE OF MERGER

CERTIFICATE OF MERGER

OF

PROJECT ATHENA MERGER CORPORATION
(a Delaware corporation)

INTO

INDUSTRIAL DISTRIBUTION GROUP, INC.
(a Delaware corporation)

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

1.             The name of the surviving corporation is Industrial Distribution Group, Inc., a Delaware corporation (the “Surviving Entity”).

2.             The name of the corporation being merged with and into the Surviving Entity is Project Athena Merger Corporation, a Delaware corporation (the “Merging Entity”).

3.             An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by the Surviving Entity and the Merging Entity.

4.             The Certificate of Incorporation of the Merging Entity shall be the Certificate of Incorporation of the Surviving Entity.

5.             The merger is to become effective at 4:01 p.m. eastern time on the date of filing hereof, or if later, at the time of filing hereof, with the Delaware Secretary of State.

6.             The Agreement and Plan of Merger is on file at 950 E. Paces Ferry Road, Suite 1575, Atlanta, Georgia  30326, the place of business of the Surviving Entity.

7.             A copy of the Agreement and Plan of Merger will be furnished by the Surviving Entity on request, without cost, to any stockholder of the Surviving Entity and the Merging Entity.

IN WITNESS WHEREOF, the Surviving Entity has caused this Certificate of Merger to be signed by an authorized officer, this ______ day of ____________, 2008.

INDUSTRIAL DISTRIBUTION GROUP, INC.

By:
Name:
Title: